                                                                    Exhibit 3.78

                               SECOND AMENDMENT TO
                             JOINT VENTURE AGREEMENT

     This Second Amendment to Joint Venture Agreement (this "Agreement") is made effective as of June 8, 2004, and is entered into by Comprehensive Medical Imaging, Inc., a Delaware corporation ("CMI"), and Comprehensive Medical Imaging Centers, Inc., a Delaware corporation ("CMIC" and together with CMI, the "Members"), in their capacity as the members or venturers of MRI of Woodbridge, a Texas general partnership (the "Company"). This Amendment amends the Company's Joint Venture Agreement dated as of May 5, 1992, as amended by that certain First Amendment dated as of May 15, 1992 (collectively, the "Agreement"). Capitalized terms used in the Amendment and not otherwise defined have the meanings ascribed in the Agreement.

     Accordingly, the Members hereby agree as follows:

     1. AMENDMENT TO SECTION 1.2. Section 1.2 is hereby amended to read in its entirety as follows:

     "1.2. NAME. The name of the Venture shall be, and the business of the Venture shall be conducted under the name of "Woodbridge MRI." The Venture's business may be conducted under any other name or names deemed advisable by the Managing Venturer."

     2. AMENDMENT TO ARTICLE VIII. Article VIII "TRANSFERS OF INTERESTS" is hereby deleted in its entirety.

     3. EFFECTIVE DATE. This Amendment shall be effective as of the date written above.

     4. FULL FORCE AND EFFECT. Except as amended by this Amendment, the Agreement shall remain in full force and effect; provided, however that wherever the terms and conditions of this Amendment and the terms and conditions of the Agreement conflict, the terms and conditions of this Amendment shall be deemed to supersede the conflicting terms of the Agreement.

     IN WITNESS WHEREOF, the Members have caused this Amendment to be duly executed as of the date first written above.

                                        COMPREHENSIVE MEDICAL IMAGING, INC.


                                        By: /s/ Steven T. Plochocki
                                            ------------------------------------
                                        Name: Steven T. Plochocki
                                        Title: President and Chief
                                        Executive Officer